Exhibit 99.1

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES STRONG FIRST QUARTER RESULTS

Indianapolis, Indiana—April 28, 2006...Simon Property Group, Inc. (the “Company” or “Simon”) (NYSE:SPG) today announced results for the quarter ended March 31, 2006:

•       Funds from operations (“FFO”) of the Simon portfolio increased 12.3% to $358.9 million from $319.6 million in the first quarter of 2005. On a diluted per share basis the increase was 12.5% to $1.26 from $1.12 in 2005.

•       Net income available to common stockholders increased 82.1% to $104.0 million from $57.1 million in the first quarter of 2005. On a diluted per share basis the increase was 80.8% to $0.47 from $0.26 in 2005.

The Company’s domestic business platforms continue to demonstrate strength:

	As of	As of
	March 31, 2006	March 31, 2005	Change
Occupancy
Regional Malls(1)	91.6%	91.5%	10 basis point increase
Premium Outlet® Centers(2)	99.3%	99.0%	30 basis point increase
Community/Lifestyle Centers(2)	90.3%	91.6%	130 basis point decrease
Comparable Sales per Sq. Ft.
Regional Malls(3)	$461	$437	5.5% increase
Premium Outlet Centers(2)	$444	$423	5.0% increase
Community/Lifestyle Centers(2)	$216	$215	0.5% increase
Average Rent per Sq. Ft.
Regional Malls(1)	$34.83	$33.90	2.7% increase
Premium Outlet Centers(2)	$23.85	$22.95	3.9% increase
Community/Lifestyle Centers(2)	$11.47	$11.17	2.7% increase

(1)          For mall and freestanding stores.

(2)          For all owned gross leasable area (GLA).

(3)          For mall and freestanding stores with less than 10,000 square feet.

“The successful execution of our business plan once again delivered solid results for our stockholders during the quarter, as demonstrated by strong growth in FFO and healthy operational performance,” said David Simon, Chief Executive Officer. “Two recent rating agency actions serve as additional validation of the success of our strategy—on March 31st, our corporate and senior unsecured debt rating was upgraded to A- by Standard and Poor’s and earlier this week, Moody’s changed its outlook for SPG’s debt to positive from stable at the Baa1 rating level.”

Dividends

Today the Company announced a quarterly common stock dividend of $0.76 per share. This dividend will be paid on May 31, 2006 to stockholders of record on May 17, 2006.

The Company also declared dividends on its four outstanding issues of preferred stock:

•       8.75% Series F Cumulative Redeemable Preferred (NYSE:SPGPrF) dividend of $0.546875 per share is payable on June 30, 2006 to stockholders of record on June 16, 2006.

•       7.89% Series G Cumulative Preferred (NYSE:SPGPrG) dividend of $0.98625 per share is payable on June 30, 2006 to stockholders of record on June 16, 2006.

•       6% Series I Convertible Perpetual Preferred (NYSE:SPGPrI) dividend of $0.75 per share is payable on May 31, 2006 to stockholders of record on May 17, 2006.

•       8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) dividend of $1.046875 per share is payable on June 30, 2006 to stockholders of record on June 16, 2006.

U.S. Development Activity

The Company continues construction on:

•       Coconut Point—a 1.2 million square foot open-air shopping complex with village and community center components in Estero/Bonita Springs (Naples-Fort Myers corridor), Florida. The initial tenants in the community center component opened earlier this month and the remainder of the project is scheduled to open in November 2006.

•       Round Rock Premium Outlets—a 433,000 square foot upscale outlet center in Round Rock (Austin), Texas. The project is scheduled to open in August 2006.

•       Rio Grande Valley Premium Outlets—a 404,000 square foot upscale outlet center in Mercedes, Texas. The project is scheduled to open in November 2006.

•       The Village at SouthPark—a mixed-use project comprised of residential and retail components located adjacent to Simon’s highly successful SouthPark in Charlotte, North Carolina. Crate & Barrel is scheduled to open in November of 2006, followed by other retail in March of 2007 and the residential component in May 2007.

•       The Domain—a 700,000 square foot open-air center in Austin, Texas, anchored by Neiman Marcus and Macy’s which also includes office and residential components. The Domain is scheduled to open in March 2007.

•       The Shops at Arbor Walk—a 460,000 square foot community center in Austin, Texas. The project is scheduled to open in March 2007.

Anchor Additions and Expansions

To upgrade and enhance the quality of our assets, we have invested more than $700 million during the past three years in redevelopment activities. This pace continues into 2006 with several projects underway, the most significant of which include:

•       SouthPark in Charlotte, North Carolina—In September 2006, Neiman Marcus will open with additional small shops.

•       Smith Haven Mall in Lake Grove (Long Island), New York—A mall renovation and the addition of a lifestyle component will be completed in June 2007.

•       Lenox Square in Atlanta, Georgia—An expansion of Neiman Marcus and the addition of small shops will open in October 2007.

•       Lifestyle additions are under construction at Edison Mall in Fort Myers, Florida (opening in June 2006) and Northgate Mall in Seattle, Washington (opening in June 2007).

Recently completed projects include:

•       Barneys New York opened its first flagship store in over 11 years at Copley Place in Boston, Massachusetts on March 10th.

•       A phase II expansion of Seattle Premium Outlets in Tulalip, Washington opened on April 1st.

Recent announcements have been made regarding new Nordstrom stores to be added at three Simon malls in the Boston, Massachusetts market and one in Pittsburgh, Pennsylvania, replacing former May Department stores.

International Activity

The Company’s assets in France and Poland are owned through an investment in a European joint venture. During the fourth quarter of 2005, Ivanhoe Cambridge Inc. (“Ivanhoe Cambridge”), a preeminent Canadian property owner, manager, developer and investor, acquired a 39.5% ownership interest in the venture that was previously held by another institutional investor. During the first quarter of 2006, Simon and Ivanhoe Cambridge executed a series of transactions to purchase the remaining ownership interests in the venture. Each now owns 50% of the venture, which was renamed Simon Ivanhoe B.V./S.a.r.l. The Company recognized a gain on these transactions of $34.4 million. The gain is included in net income, but does not impact FFO.

Two projects owned by Simon Ivanhoe are currently under construction—one in Poland and one in France. In addition, construction continues on five development projects in Italy, partially owned by Gallerie Commerciali Italia, the Italian joint venture in which the Company owns a 49% interest.

Through its wholly-owned subsidiary, Chelsea Property Group L.P., the Company owns 40% of five Premium Outlet centers in Japan. A 90,000 square foot phase III expansion of Sano Premium Outlets opened on March 4, 2006 and construction is underway on a 53,000 square foot phase II expansion of Toki Premium Outlets, scheduled for completion in November 2006.

Kobe Sanda Premium Outlets will be the Company’s sixth Premium Outlet developed in Japan. The project is located in the Kobe/Osaka market, 22 miles north of downtown Kobe. Construction on the 185,000 square foot first phase is expected to commence in the fall of 2006 for a projected summer 2007 grand opening.

Construction commenced during the first quarter on the Company’s first project in South Korea. Yeoju Premium Outlets is a 253,000 square foot upscale outlet center that will serve the greater Seoul market. The center is expected to open in spring 2007.

2006 Guidance

Today the Company raised its guidance for 2006. The Company expects diluted FFO to be within a range of $5.25 to $5.33 per share for the year ending December 31, 2006, and diluted net income to be within a range of $1.76 to $1.84 per share.

The following table provides the reconciliation of the range of estimated diluted net income per share to estimated diluted FFO per share.

For the year ending December 31, 2006

	Low	High
	End	End
Estimated diluted net income per share	$1.76	$1.84
Depreciation and amortization including our share of joint ventures	3.69	3.69
Gain on sales of interests in unconsolidated entities	(0.12)	(0.12)
Impact of additional dilutive securities	(0.08)	(0.08)
Estimated diluted FFO per share	$5.25	$5.33

Conference Call

The Company will provide an online simulcast of its quarterly conference call at www.simon.com (Investor Relations section), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 1:30 p.m. Eastern Daylight Time today, April 28, 2006. An online replay will be available for approximately 90 days at www.simon.com, www.earnings.com, and www.streetevents.com. A fully searchable podcast of the conference call will also be available at www.REITcafe.com shortly after completion of the call.

Supplemental Materials

The Company will publish a supplemental information package which will be available at www.simon.com in the Investor Relations section, Financial Information tab. It will also be furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

Forward-Looking Statements

Estimates of future net income and FFO per share, and other statements regarding future developments and operations, are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements often contain words such as “estimated,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Actual results may differ materially from those indicated by forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to, international, national, regional and local economic climates, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks associated with acquisitions, the impact of terrorist activities, environmental liabilities, pending litigation, maintenance of REIT status, changes in applicable laws, rules and regulations, changes in market rates of interest and fluctuations in exchange rates of foreign currencies. The reader is directed to the Company’s filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Funds from Operations (“FFO”)

The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts (“REITs”) and provides a relevant basis for comparison among REITs. A reconciliation of GAAP reported net income to FFO is provided in the financial statement section of this press release.

About Simon

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet® centers and community/lifestyle centers. The Company’s current total market capitalization is approximately $42 billion. Through its subsidiary partnership, it currently owns or has an interest in 285 properties in the United States containing an aggregate of 200 million square feet of gross leasable area in 39 states plus Puerto Rico. Simon also owns interests in 51 European shopping centers in France, Italy, and Poland; 5 Premium Outlet® centers in Japan; and one Premium Outlet® center in Mexico. Additional Simon Property Group information is available at www.simon.com.

SIMON
Consolidated Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended March 31,
	2006		2005
REVENUE:
Minimum rent	$488,088		$463,151
Overage rent	16,059		13,345
Tenant reimbursements	221,035		210,233
Management fees and other revenues	20,169		19,680
Other income	42,298		35,561
Total revenue	787,649		741,970
EXPENSES:
Property operating	105,947		100,375
Depreciation and amortization	209,447		210,298
Real estate taxes	81,805		71,494
Repairs and maintenance	25,955		27,984
Advertising and promotion	17,402		18,121
(Recovery of) provision for credit losses	(6)		2,300
Home and regional office costs	30,336		27,190
General and administrative	4,493		3,787
Other	13,066		10,826
Total operating expenses	488,445		472,375
OPERATING INCOME	299,204		269,595
Interest expense	204,072		195,204
Income before minority interest	95,132		74,391
Minority interest	(925)		(3,307)
Income tax expense of taxable REIT subsidiaries	(1,639)		(4,686)
Income before unconsolidated entities	92,568		66,398
Income from unconsolidated entities	19,692		17,927
Gain on sales of interests in unconsolidated entities	34,350		10,473
Income from beneficial interests, net	10,231	(A)	—
Income from continuing operations	156,841		94,798
Results of operations from discontinued operations	191		3,165
(Loss) Gain on disposal or sale of discontinued operations, net	(28)		88
Income before allocation to limited partners	157,004		98,051
LESS:
Limited partners’ interest in the Operating Partnership	27,588		15,663
Preferred distributions of the Operating Partnership	6,826		6,924
NET INCOME	122,590		75,464
Preferred dividends	(18,573)		(18,397)
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$104,017		$57,067

SIMON
Per Share Data
Unaudited

	For the Three Months Ended March 31,
	2006	2005
Basic Earnings Per Common Share:
Income from continuing operations	$0.47	$0.25
Discontinued operations - results of operations and gain on disposal or sale, net	—	0.01
Net income available to common stockholders	$0.47	$0.26
Percentage Change	80.8%
Diluted Earnings Per Common Share:
Income from continuing operations	$0.47	$0.25
Discontinued operations - results of operations and gain on disposal or sale, net	—	0.01
Net income available to common stockholders	$0.47	$0.26
Percentage Change	80.8%

SIMON
Consolidated Balance Sheets
Unaudited
(In thousands, except as noted)

	March 31,	December 31,
	2006	2005
ASSETS:
Investment properties, at cost	$21,827,364	$21,745,309
Less - accumulated depreciation	3,978,222	3,809,293
	17,849,142	17,936,016
Cash and cash equivalents	299,037	337,048
Tenant receivables and accrued revenue, net	323,107	357,079
Investment in unconsolidated entities, at equity	1,567,230	1,562,595
Deferred costs and other assets	978,451	938,301
Total assets	$21,016,967	$21,131,039
LIABILITIES:
Mortgages and other indebtedness	$14,139,261	$14,106,117
Accounts payable, accrued expenses, intangibles, and deferred revenue	1,013,283	1,092,334
Cash distributions and losses in partnerships and joint ventures, at equity	205,983	194,476
Other liabilities, minority interest and accrued dividends	157,926	163,524
Total liabilities	15,516,453	15,556,451
COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS’ INTEREST IN THE OPERATING PARTNERSHIP	854,561	865,565
LIMITED PARTNERS’ PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	400,806	401,727
STOCKHOLDERS’ EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 25,635,772 and 25,632,122 issued and outstanding, respectively, and with liquidation values of $1,081,789 and $1,081,606, respectively	1,080,190	1,080,022
Common stock, $.0001 par value, 400,000,000 shares authorized, 225,240,261 and 225,165,236 issued and outstanding, respectively	23	23
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 8,000 issued and outstanding	—	—
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	4,963,224	4,998,723
Accumulated deficit	(1,614,664)	(1,551,179)
Accumulated other comprehensive income	10,835	9,793
Common stock held in treasury at cost, 4,388,905 and 4,815,655 shares, respectively	(194,461)	(230,086)
Total stockholders’ equity	4,245,147	4,307,296
Total liabilities and stockholders’ equity	$21,016,967	$21,131,039

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended March 31,
	2006	2005
REVENUE:
Minimum rent	$264,761	$251,914
Overage rent	14,354	11,966
Tenant reimbursements	128,655	126,561
Other income	32,754	24,449
Total revenue	440,524	414,890
EXPENSES:
Property operating	87,701	80,724
Depreciation and amortization	76,163	75,658
Real estate taxes	34,010	32,684
Repairs and maintenance	21,030	21,491
Advertising and promotion	7,142	7,701
Provision for credit losses	595	3,357
Other	23,877	24,386
Total operating expenses	250,518	246,001
OPERATING INCOME	190,006	168,889
Interest expense	107,934	96,805
Income Before Gain on Sale of Asset	82,072	72,084
Gain on sale of asset	94	—
Income Before Unconsolidated Entities	82,166	72,084
Loss from unconsolidated entities	—	(1,255)
Income from Continuing Operations	82,166	70,829
Income (loss) from discontinued joint venture interests (B)	67	(61)
(Loss) gain on disposal or sale of discontinued operations, net	(447)	98,393	(C)
NET INCOME	$81,786	$169,161
Third-party investors’ share of net income	$49,576	$91,762
Our share of net income	32,210	77,399
Amortization of excess investment	12,518	10,276
Write-off of investment related to properties sold	—	38,723	(C)
Our share of net gain related to properties sold	—	10,473	(C)
Income from unconsolidated joint ventures	$19,692	$17,927

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands)

	March 31,	December 31,
	2006	2005
ASSETS:
Investment properties, at cost	$10,065,405	$9,915,521
Less—accumulated depreciation	2,036,103	1,951,749
	8,029,302	7,963,772
Cash and cash equivalents	325,320	334,714
Tenant receivables	200,569	207,153
Investment in unconsolidated entities, at equity	149,696	135,914
Deferred costs and other assets	327,057	304,825
Total assets	$9,031,944	$8,946,378
LIABILITIES AND PARTNERS’ EQUITY:
Mortgages and other indebtedness	$7,699,129	$7,479,359
Accounts payable, accrued expenses and deferred revenue	396,070	403,390
Other liabilities	196,169	189,722
Total liabilities	8,291,368	8,072,471
Preferred units	67,450	67,450
Partners’ equity	673,126	806,457
Total liabilities and partners’ equity	$9,031,944	$8,946,378
Our Share of:
Total assets	$3,885,827	$3,765,258
Partners’ equity	442,292	429,942
Add: Excess Investment(D)	918,955	938,177
Our net investment in joint ventures	$1,361,247	$1,368,119
Mortgages and other indebtedness	$3,306,031	$3,169,662

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

(A)       Represents beneficial interest in earnings from Mall of America for the period from August 2004 through and including the first quarter of 2006 attributable to a transfer from a Simon family affiliate of certain cash flow distributions, capital transaction proceeds and related profits and losses.

(B)        Discontinued joint venture interests represent those partnership interests that have been sold.

(C)        On January 11, 2005, Metrocenter, a regional mall in Phoenix, Arizona was sold.

(D)       Excess investment represents the unamortized difference of the Company’s investment over equity in the underlying net assets of the partnerships and joint ventures acquired. The Company generally amortizes excess investment over the life of the related properties, typically no greater than 40 years, and the amortization is included in income from unconsolidated entities.

SIMON
Reconciliation of Net Income to FFO (1)
Unaudited
(In thousands, except as noted)

	For the Three Months Ended
	March 31,
	2006	2005
Net Income(2)(3)(4)(5)	$122,590	$75,464
Adjustments to Net Income to Arrive at FFO:
Limited partners’ interest in the Operating Partnership and preferred distributions of the Operating Partnership	34,414	22,587
Depreciation and amortization from consolidated properties, beneficial interests and discontinued operations	213,542	211,718
Simon’s share of depreciation and amortization from unconsolidated entities	50,132	47,731
Gain on sales of real estate and discontinued operations	(34,322)	(10,561)
Minority interest portion of depreciation and amortization	(2,100)	(2,049)
Preferred distributions and dividends	(25,399)	(25,321)
FFO of the Simon Portfolio	$358,857	$319,569
Per Share Reconciliation:
Diluted net income per share	$0.47	$0.26
Adjustments to net income to arrive at FFO:
Depreciation and amortization from consolidated properties and beneficial interests, and the Company’s share of depreciation and amortization from unconsolidated entities, net of minority interest portion of depreciation and amortization	0.94	0.91
Gain on sales of real estate and discontinued operations	(0.12)	(0.04)
Impact of additional dilutive securities for FFO per share	(0.03)	(0.01)
Diluted FFO per share	$1.26	$1.12
Details for per share calculations:
FFO of the Simon Portfolio	$358,857	$319,569
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and option exercises(6)	14,194	14,212
Diluted FFO of the Simon Portfolio	373,051	333,781
Diluted FFO allocable to unitholders	(73,925)	(67,971)
Diluted FFO allocable to common stockholders	$299,126	$265,810
Basic weighted average shares outstanding	220,580	220,386
Adjustments for dilution calculation:
Effect of stock options	973	895
Impact of Series C preferred unit conversion	1,061	1,132
Impact of Series I preferred unit conversion	3,268	3,428
Impact of Series I preferred stock conversion	10,835	10,679
Diluted weighted average shares outstanding	236,717	236,520
Weighted average limited partnership units outstanding	58,503	60,489
Diluted weighted average shares and units outstanding	295,220	297,009
Basic FFO per share	$1.29	$1.14
Percent Increase	13.2%
Diluted FFO per share	$1.26	$1.12
Percent Increase	12.5%

SIMON
Footnotes to Reconciliation of Net Income to FFO
Unaudited

Notes:

(1)          The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP and believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio. The Company’s computation of FFO may not be comparable to FFO reported by other REITs.

As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT’s clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(2)          Includes the Company’s share of gains on land sales of $6.6 million and $9.5 million for the three months ended March 31, 2006 and 2005, respectively.

(3)          Includes the Company’s share of straight-line adjustments to minimum rent of $3.8 million and $4.1 million for the three months ended March 31, 2006 and 2005, respectively.

(4)          Includes the Company’s share of the fair market value of leases from acquisitions of $17.4 million and $13.6 million for the three months ended March 31, 2006 and 2005.

(5)          Includes the Company’s share of debt premium amortization of $6.7 million and $8.1 million for the three months ended March 31, 2006 and 2005, respectively.

(6)          Includes dividends and distributions of Series I preferred stock and Series C and Series I preferred units.